EXHIBIT 99.1

Quanex Building Products Corporation Fiscal 2012 First Quarter Results

Reported Operating Loss of $0.18 per Diluted Share

Loss Included $0.05 per Diluted Share of Facilities Consolidation and ERP Costs

IG Spacer Facilities Consolidation on Budget and Schedule

Repurchased 94,337 Shares of Common Stock

Cash & Equivalents of $82 million

HOUSTON, March 5, 2012 (GLOBE NEWSWIRE) -- Quanex Building Products Corporation (NYSE:NX), a leading manufacturer of engineered materials, components and systems serving domestic and international window and door OEMs through its Engineered Products and Aluminum Sheet Products groups, today released fiscal 2012 first quarter results for the period ending January 31, 2012.

First quarter 2012 consolidated net sales were $161.6 million, compared to $159.8 million a year ago, and included Edgetech net sales of $18.9 million. First quarter 2012 operating loss was $0.18 per diluted share compared to an operating loss of $0.13 per diluted share a year ago. The table below details certain costs recognized in the first quarters of 2012 and 2011.

Earnings Per Diluted Share	Segment	1st qtr 2012	1st qtr 2011

As Reported		($0.18)	($0.13)
Impact on EPS:
Facility Consolidations	EPG	($0.04)	($0.05)
Warranty Reserve	EPG	--	($0.04)
Edgetech Net Loss	EPG	($0.01)	--
Transaction Related	Corp	--	($0.03)
ERP Implementation	Corp	($0.01)	--

Engineered Products Group (EPG) is focused on providing window and door OEMs with fenestration components, products, and systems. Key end markets are residential repair & remodel (R&R) and new home construction.

EPG's first quarter 2012 net sales were $99.4 million, compared to $84.0 million a year ago, and included net sales of $18.9 million at Edgetech. First quarter 2012 net sales, excluding Edgetech, were down about 4% from the year ago quarter which benefited from higher  demand as a result of a $1500 energy efficient window tax credit program that expired on December 31, 2010.

EPG's first quarter 2012 operating income was $1.8 million, compared to an operating loss of $0.7 million a year ago, and included an operating loss of $1.1 million at Edgetech.  Segment expenses associated with the IG spacer consolidation program were $2.5 million in the quarter, of which $0.4 million were included in Edgetech's operating loss. First quarter 2011 operating loss of $0.7 million included $5.2 million of consolidation and warranty reserve costs.

Engineered Products Group (in millions)
	1st qtr 2012	1st qtr 2011
Net sales	$99.4	$84.0
Operating income	$1.8	($0.7)

At EPG, sales excluding Edgetech for the 12 months ended January 31, 2012, were down 2% from the previous 12 months, compared to U.S. window shipments as reported by Ducker Worldwide that were down 7% over the same periods. The integration of Edgetech into the Engineered Products' sales and marketing organization was completed in September 2011 and it is clear that Quanex is a stronger customer-focused company with the addition of Edgetech. While still early, the company believes the consolidated organization will continue to generate incremental opportunities.

Insulating Glass (IG) Spacer Consolidation Program

On November 7, 2011, the company announced a consolidation program for its IG spacer manufacturing facility in Barbourville, KY into its IG spacer manufacturing facility in Cambridge, OH. At the completion of the consolidation, which is expected to be around August 2012, the Barbourville facility will be permanently closed. The consolidation remains on budget and on schedule. Cash costs associated with the plan have been estimated at about $16 million (excludes a pre-tax, non-cash impairment charge of $1.6 million taken in the fourth quarter 2011). The company expects a payback period on its investment of about 2.6 years, based on annual pre-tax cash savings of $9 million, once the consolidation is concluded.

Aluminum Sheet Products Group is a leading provider of aluminum sheet through its Nichols Aluminum operation. Key end markets are residential repair & remodel (R&R) and new home construction.

Nichols' first quarter 2012 shipments, net sales and operating loss were 44 million pounds, $65.7 million and $5.5 million, respectively. Shipments were down from the year ago quarter in part due to weaker  demand because of the absence of the window tax credit program in the first quarter of 2012 compared to the available program in the year ago quarter.

The operating loss of $5.5 million reflected the weaker end market demand and a reduced spread (sales less material costs) compared to the year ago quarter. London Metal Exchange aluminum prices fell through the quarter, which in turn, lowered the spread. Spread was down 6% from the year ago quarter and down 6% from the sequential fourth quarter, primarily due to the average selling price that fell faster than the average material costs. Nichols is a high fixed cost business, so as its shipments drop, its ability to substantially reduce operating costs is limited.

Aluminum Sheet Products (in millions)
	1st qtr 2012	1st qtr 2011
Net sales	$65.7	$79.1
Operating income	($5.5)	$0.6
Shipped pounds	44	52

On January 20, 2012, Nichols experienced a strike with its union employees at two of its facilities. Negotiations for a new contract are ongoing, and management, along with temporary workers, is operating the two facilities while continuing to meet ongoing customer needs. The strike had no material financial impact on first quarter results.

For the 12 months ended January 31, 2012, Nichols' shipments were down 14% from a year ago, versus industry shipments as reported by the Aluminum Association that were up 2%. Nichols underperformance is attributed to weaker residential demand, where it has a large presence, compared to stronger distribution and transportation demand, where it has a smaller presence.

Corporate and Other Items

Corporate expenses in the first quarter were $7.6 million and included ERP expenses of $0.7 million.

First Quarter 2012 Balances

At quarter end, Quanex had a cash balance of $81.7 million, a total debt outstanding balance of $1.6 million, and cash provided by operating activities from continuing operations of $2.1 million. The company had no borrowings under its $270 million revolving credit facility at quarter end, however, due to the facility's EBITDA covenant requirement, the available capacity was approximately $173 million at the end of the quarter. Future uses of cash could be to fund organic growth activities, fund cash dividends on the company's common stock, make acquisitions, and repurchase outstanding shares. During the first quarter, the company purchased approximately $1.3 million of its outstanding common stock (94,337 shares of common stock at an average price of $13.61, including commissions).

Business Outlook

Stagnant residential R&R demand, historically low home starts, elevated residential foreclosures, and stringent credit conditions will create a difficult housing environment in 2012. The company currently expects calendar year 2012 U.S. window shipments to be about 39 million units, which is 8% below Ducker's forecasted shipments of 42.6 million. Quanex, however, remains positive on the long term prospects of its residential and commercial markets and will continue to invest in its future. To that end, the company expects to continue to invest in growth, through both internal programs and acquisitions, as it believes this is the best way to maximize long term returns for shareholders. For 2012, the company estimated capital expenditures of $49 million (includes IG consolidation capital of $7 million and ERP capital of $13 million), corporate expenses of $31 million (includes ERP costs of $3 million), and depreciation & amortization of $41 million (includes ERP depreciation of $3 million).

Dividend Declared

As previously announced on February 23rd, 2012, the Board of Directors declared a quarterly cash dividend of $0.04 per share on the company's common stock, payable March 30, 2012, to shareholders of record on March 15, 2012.

Financial Statistics as of 01/31/12

Book value per common share: $11.62; Total debt to capitalization: 0.4%; Return on invested capital: 1.7%; Actual number of common shares outstanding: 36,756,713.

Definitions:

Book value per common share – calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization – calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

EBITDA – calculated as earnings before interest, taxes, depreciation and amortization;

Return on invested capital – calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity.

Statements that use the words "estimated," "expect," "could," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, references to synergies derived from the acquisition of Edgetech, future operating results of Quanex, the financial condition of Quanex, future uses of cash, expectations relating to the consolidation of the company's IG spacer manufacturing facilities, expectations relating to 2012 expenditures, expenses and tax rates, expectations relating to the company's industry, and the company's future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company's future performance, please refer to the company's 10-K filing on December 20, 2011, under the Securities Exchange Act of 1934 ("Exchange Act"), in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, please visit www.quanex.com

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended
	January 31,
	2012	2011

Net sales	$ 161,579	$ 159,808
Cost of sales (exclusive of items shown separately below)	138,042	139,655
Selling, general and administrative	25,152	20,294
Depreciation and amortization	9,689	7,525
Operating income (loss)	(11,304)	(7,666)
Interest expense	(126)	(121)
Other, net	217	100
Income (loss) from continuing operations before income taxes	(11,213)	(7,687)
Income tax benefit (expense)	4,465	2,959

Income (loss) from continuing operations	(6,748)	(4,728)

Income (loss) from discontinued operations, net of taxes	--	(12)
Net income (loss)	$ (6,748)	$ (4,740)

Basic earnings per common share:
Earnings (loss) from continuing operations	$ (0.18)	$ (0.13)
Income (loss) from discontinued operations	--	--
Basic earnings (loss) per share	$ (0.18)	$ (0.13)

Diluted earnings per common share:
Earnings (loss) from continuing operations	$ (0.18)	$ (0.13)
Income (loss) from discontinued operations	--	--
Diluted earnings (loss) per share	$ (0.18)	$ (0.13)

Weighted average common shares outstanding:
Basic	36,547	37,092
Diluted	36,547	37,092

QUANEX BUILDING PRODUCTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

January 31,		October 31,
2012		2011
	Assets
$ 81,722	Cash and equivalents	$ 89,619
59,847	Accounts receivable, net	81,969
64,150	Inventories	55,842
16,827	Deferred income taxes	11,220
7,448	Prepaid and other current assets	6,423
229,994	Total current assets	245,073
158,960	Property, plant and equipment, net	158,209
7,733	Deferred income taxes	7,669
68,398	Goodwill	69,432
84,836	Intangible assets, net	87,943
15,985	Other assets	16,603
$ 565,906	Total assets	$ 584,929
	Liabilities and stockholders' equity
$ 57,211	Accounts payable	$ 66,339
37,379	Accrued liabilities	38,058
352	Current maturities of long-term debt	352
94,942	Total current liabilities	104,749
1,294	Long-term debt	1,314
8,752	Deferred pension and postretirement benefits	7,784
8,512	Liability for uncertain tax positions	8,412
11,058	Non-current environmental reserves	11,221
14,399	Other liabilities	14,223
138,957	Total liabilities	147,703
426,949	Total stockholders' equity	437,226
$ 565,906	Total liabilities and stockholders' equity	$ 584,929

QUANEX BUILDING PRODUCTS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)

	Three months ended
	January 31,
	2012	2011
Operating activities:
Net income (loss)	$ (6,748)	$ (4,740)
(Income) loss from discontinued operations	--	12

Adjustments to reconcile net income (loss) to cash provided by (used for)
operating activities from continuing operations:
Depreciation and amortization	9,706	7,542
Restructuring charges	2,115	1,404
Deferred income taxes	(5,457)	(3,197)
Stock-based compensation	1,602	1,291

Changes in assets and liabilities, net of effects from
acquisitions and dispositions:
Decrease (increase) in accounts receivable	21,281	37,513
Decrease (increase) in inventory	(8,517)	(10,889)
Decrease (increase) in other current assets	(1,046)	(598)
Increase (decrease) in accounts payable	(9,582)	(19,164)
Increase (decrease) in accrued liabilities	(4,482)	(9,903)
Increase (decrease) in income taxes payable	346	191
Increase (decrease) in deferred pension and postretirement benefits	967	268
Other, net	1,888	952
Cash provided by (used for) operating activities from continuing operations	2,073	682
Cash provided by (used for) operating activities from discontinued operations	--	(68)
Cash provided by (used for) operating activities	2,073	614
Investing activities:
Capital expenditures	(8,024)	(4,124)
Proceeds from executive life insurance	--	683
Other, net	--	74
Cash provided by (used for) investing activities from continuing operations	(8,024)	(3,367)
Cash provided by (used for) investing activities	(8,024)	(3,367)
Financing activities:
Repayments of long-term debt	(20)	(15)
Common stock dividends paid	(1,470)	(1,501)
Issuance of common stock from stock option exercises, including related tax benefits	344	579
Purchase of treasury stock	(1,284)	(1,504)
Other, net	--	392
Cash provided by (used for) financing activities from continuing operations	(2,430)	(2,049)
Cash provided by (used for) financing activities from discontinued operations	--	(392)
Cash provided by (used for) financing activities	(2,430)	(2,441)
Effect of exchange rate changes on cash and equivalents	484	22
LESS: (Increase) decrease in cash and equivalents from discontinued operations	--	460
Increase (decrease) in cash and equivalents from continuing operations	(7,897)	(4,712)

Cash and equivalents at beginning of period	89,619	187,178
Cash and equivalents at end of period	$ 81,722	$ 182,466

QUANEX BUILDING PRODUCTS CORPORATION
INDUSTRY SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended
	January 31,
	2012	2011
Net Sales:
Engineered Products	$ 99,393	$ 84,010
Aluminum Sheet Products	65,700	79,138
Building Products	165,093	163,148

Eliminations	(3,514)	(3,340)

Net Sales	$ 161,579	$ 159,808

Operating Income (Loss):
Engineered Products	$ 1,803	$ (649)
Aluminum Sheet Products	(5,518)	551
Building Products	(3,715)	(98)

Corporate and Other	(7,589)	(7,568)

Operating Income (Loss)	$ (11,304)	$ (7,666)
CONTACT: Financial Contact:
         Jeff Galow
         713-877-5327

         Media Contact
         Valerie Calvert
         713-877-5305